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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                           SEC FILE NUMBER: 333-04964C
                               CUSIP NUMBER: NONE

[x] Form 10-K and /Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

       For period ended December 31, 1998

       [ ] Transition Report on Form 10-K
       [ ] Transition Report on Form 20-F
       [ ] Transition Report on Form 11-K
       [ ] Transition Report on Form 10-Q
       [ ] Transition Report on Form N-SAR
       For transition period ended:  Not Applicable


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       READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

       Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


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       If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: All or portions of Items 2, 5-8, 11, 13 and 14.


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PART I -- REGISTRANT INFORMATION

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     Full Name of Registrant:  Blue Ridge Energy Fund 1997-A Limited Partnership
     Address of Principal Executive Office:
            632 Adams Street, Suite 700
            Bowling Green, Kentucky 42101

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PART II -- RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25, the following should be completed.
       (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X] (b) The subject Annual Report on Form 10-K, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

       Blue Ridge Group, Inc., the managing general partner (the "Managing General Partner") of Blue Ridge Energy Fund 1997-A Limited Partnership (the "Limited Partnership") completed sale of units and initiated the limited partnership in early 1998. The Managing General Partner has a small staff and has focused its efforts on making tax information available to the Limited Partnership's limited partners on a timely basis. The Limited Partnership has 35 limited partners. The Managing General Partner intends to complete the Limited Partnership's 10-K promptly.

                                       2

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PART IV -- OTHER INFORMATION

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       (1)    Name and telephone number of person to contact in regard to this notification


              J. Thomas Cook, Jr.                     502/842-2421


       (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is not, identify report(s).

                                                        [X]  Yes       [ ]  No

       (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [ ]  Yes       [X]  No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


       Blue Ridge Energy Fund 1997-A Limited Partnership has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

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Date     March 31, 1999                     By: Blue Ridge Group, Inc./General Partner
     -------------------------------            s/b J. Thomas Cook Jr.
                                                Director, Senior Vice President-Finance
                                                and Chief Financial Officer

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